Exhibit 99.1
FINISH LINE REPORTS 4th QUARTER AND FISCAL YEAR 2007 SALES

INDIANAPOLIS- March 8, 2007-The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales of $42928.0 million for the fourteen weeks ended March 3, 2007 (“4th quarter” or “Q4”), an increase of 7.5% compared to consolidated net sales of $399.2 million reported for the thirteen weeks ended February 25, 2006 (“Q4 LY”). Excluding the fourteenth week this year (approximately $24.2 million of sales), sales increased 1.4% from the comparable thirteen-week period last year. Total Company comparable store net sales for the fourteen weeks ended March 3, 2007 decreased 5.4% compared to the fourteen weeks ended March 4, 2006. By concept, Finish Line comparable store net sales declined 5.8% and Man Alive comparable store sales increased 4.4% for the fourteen-week comparable period. The Company expects to report income per diluted share in the range of $.40 to $.44 for Q4 as compared to income per diluted share of $.58 reported for Q4 LY. Included in the earnings range for Q4 is a pre-tax charge of $6.7 - $7.8 million ($.09 - $.10 per diluted share) for the impairment of assets of 17-19 underperforming stores.

For the fifty-three weeks ended March 3, 2007, consolidated net sales were $1.33856 billion, an increase of 2.5% compared to consolidated net sales of $1.306 billion reported for the fifty-two weeks ended February 25, 2006. Excluding the fifty-third week this year, consolidated net sales increased 0.6% from the comparable fifty-two week period last year.  Comparable store net sales for the fifty-three weeks ended March 3, 2007 decreased 5.7% as compared to an increase of 0.7% reported for the fifty-two weeks ended February 25, 2006. By concept, Finish Line comparable store net sales declined 5.9% and Man Alive comparable store sales increased 1.8% for the fifty-three week comparable period.

The Company expects to report earnings for Q4 on Thursday, March 29th, after the market closes followed by a live conference call Friday morning, March 30th at 8:30 am ET.

The Company did not repurchase any shares of Class A Common Stock during Q4 under the current stock repurchase authorization, which expires December 31, 2007. As of March 3, 2007, the Company has repurchased 2,584,617 shares (at a total cost of $35.5 million) of the five million shares authorized.

The Company has made available a recorded message covering the fourth quarter sales by dialing 1-706-645-9291 (Conference ID# = 9927038). This replay will be available for 48 hours beginning approximately 7:00am ET Thursday, March 8th. After the initial 48-hour period the recording will be available at www.Finishline.com through March 12th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 690 Finish Line stores in 47 states and online, 86 Man Alive stores in 16 states and 15 Paiva stores in 10 states and online. To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022 ext. 6914 Executive Vice President - CFO The Finish Line, Inc., Indianapolis

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022 ext. 6827 Corporate Communications Manager